Exhibit (k)(15)

EXECUTION COPY

AMENDMENT NO. 2 TO CREDIT AGREEMENT

AND

AMENDMENT NO. 1 TO SECURITY AGREEMENT

AMENDMENT NO. 2, dated as of March 5, 2009, to the Credit Agreement, dated as of March 7, 2008, between Aberdeen Global Income Fund, Inc., a Maryland corporation (the “Borrower”), and The Bank of Nova Scotia (the “Bank”), as amended by Amendment No. 1, dated as of October 22, 2008 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), and AMENDMENT NO. 1 (together with Amendment No. 2 to the Credit Agreement, this “Amendment”), dated as of March 5, 2009, to the Security Agreement, dated as of March 7, 2008, between the Borrower and the Bank.

RECITALS

I.      Capitalized terms used herein and not herein defined shall have the respective meanings ascribed thereto in the Credit Agreement.

II.        The Borrower has requested an amendment to the Credit Agreement to, among other things, extend the term thereof and the Bank is willing to agree thereto subject to the terms and conditions hereof.

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.         Each of the defined terms “Alternate Base Rate”, “Applicable Rate”, “Illiquid Investment”, “Investment Limitation Default”, “Minimum NAV” and “Scheduled Commitment Termination Date” contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Alternate Base Rate” means, as of any day, a fluctuating rate of interest per annum equal to the highest of the following: (i) the Prime Rate, (ii) 2.00% plus the Federal Funds Effective Rate, (iii) 2.00% plus the overnight Libor rate (as determined by the Bank), and (iv) 7.00%.

“Applicable Rate” means, with respect to each (a) ABR Loan, the Alternate Base Rate plus 1.00%, (b) LIBOR Loan, the Adjusted LIBO Rate plus 2.00%, (c) Canadian Dollar Loan, the Canadian Base Rate plus 1.00%, (d) Bankers’ Acceptance, 2.00% and (e) Alternate Currency Loan, the Adjusted Alternate Currency Rate plus 2.00%.

“Illiquid Investment” means, as of any date, any Investment:

(a)(i)(1) for which there is no established public or private institutional trading market, (2) which, by its terms, prohibits the sale, assignment or other transfer thereof, or (3) which is otherwise subject to any material condition to or restriction on the ability of the Borrower or any assignee to sell, assign or otherwise transfer such Investment, and (ii) as a result of any one or more of the matters referred to in clause (i) above, it is not reasonable to expect that such Investment could sold within seven (7) days of such date in the ordinary course of business at a price approximating the value of such Investment on such date (subject only to fluctuations in the market price therefor), or

(b) classified as “illiquid” by the Borrower or the Investment Adviser.

“Investment Limitation Default” means, as of any date:

(i)        the aggregate value of all Equity Investments of the Borrower exceeds 20% of Total Net Assets;

(ii)       the aggregate value of all Investments of the Borrower issued by any single issuer (other than Governmental Issuers) exceeds 5% of Total Net Assets;

(iii)      the aggregate value of all Investments of the Borrower issued by Governmental Issuers (other than the United States of America, an Approved Country or a Developed Market Country) of any one nation exceeds 10% of Total Net Assets;

(iv)      the aggregate value of all Investments of the Borrower in any single industry (excluding Investments issued by a Governmental Issuer) exceeds 25% of Total Net Assets;

(v)       the aggregate value of all Distressed Investments of the Borrower exceeds 10% of Total Net Assets;

(vi)      the aggregate value of all Investments of the Borrower that are Unrated Investments exceeds 10% of Total Net Assets;

(vii)     the aggregate value of all Illiquid Investments of the Borrower exceeds 10% of Total Net Assets;

(viii)    the sum of the value of (1) all Distressed Investments, plus (2) all Illiquid Investments, plus (3) all Unrated Investments, exceeds 25% of Total Net Assets;

(ix)      the Borrower shall make or maintain any Investment in any Asset-backed Security;

(x)       the sum of the value of all Investments of the Borrower denominated in the official currency of any Approved Country exceeds 30% of Total Net Assets;

(xi)      the sum of the value of all Investments of the Borrower issued by Persons organized under the laws of any Approved Country exceeds 30% of Total Net Assets;

(xii)     the sum of the value of all Investments of the Borrower denominated in the official currency of any Developed Market Country exceeds 20% of Total Net Assets;

(xiii)    the sum of the value of all Investments of the Borrower issued by Persons organized under the laws of any Developed Market Country exceeds 20% of Total Net Assets;

(xiv)    the sum of the value of all Investments of the Borrower denominated in the official currency of the Federative Republic of Brazil exceeds 10% of Total Net Assets;

(xv)     the sum of the value of all Investments of the Borrower issued by Persons organized under the laws of the Federative Republic of Brazil exceeds 10% of Total Net Assets;

(xvi)    the sum of the value of all Investments of the Borrower denominated in the official currency of any Other Country (other than the Federative Republic of Brazil) exceeds 5% of Total Net Assets;

(xvii)   the sum of the value of all Investments of the Borrower issued by Persons organized under the laws of any Other Country (other than the Federative Republic of Brazil), exceeds 5% of Total Net Assets;

(xviii)  the sum of the value of all Investments of the Borrower denominated in the currency or currencies of one or more Other Countries, exceeds 35% of Total Net Assets;

(xix)    the sum of the value of all Investments of the Borrower issued by one or more Persons organized under the laws of one or more Other Countries, exceeds 35% of Total Net Assets;

(xx)     the Borrower makes or maintains an Equity Investment that is not traded on a recognized public securities exchange; or

(xxi)	the Borrower makes or maintains any Investment

issued by a Governmental Issuer other than a nation or any state or province thereof.

“Minimum NAV” means (i) except as otherwise provided in clause (ii) below, $60,000,000; and (ii) notwithstanding anything to the contrary in clause (i) above, if at any time after March 5, 2009, Net Asset Value shall equal or exceed $100,000,000, at all times thereafter Minimum NAV shall be $75,000,000, and if at any time after March 5, 2009, Net Asset Value shall equal or exceed $120,000,000, at all times thereafter Minimum NAV shall be $90,000,000.

“Scheduled Commitment Termination Date” means March 4, 2010.

2.         Section 1.1 of the Credit Agreement is hereby amended by adding the following defined term thereto in appropriate alphabetic order:

“Approved Country” means the Commonwealth of Australia, Canada, the United Kingdom or New Zealand.

“Asset-backed Security” means a type of bond or note that is based on one or more pools of assets, or collateralized by the cash flows from one or more pools of underlying assets, and includes collateralized bond obligations, collateralized loan obligations and collateralized mortgage obligations, but excluding U.S. Government Securities.

“Developed Market Country” means Japan, Singapore, Austria, Belgium, Finland, France, Germany, Greece, the Hong Kong Special Administrative Region, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Denmark, Norway, Poland, Sweden, and Switzerland.

“Distressed Investment” means any (a) Investment (i) an obligor or issuer of which is the subject of a bankruptcy, insolvency, liquidation or other similar proceeding, (ii) which, if a debt investment or preferred equity investment, is in default beyond the applicable grace period, if any, as to payment of any principal, interest, dividend or distribution, (iii) that is a debt investment that has a Distressed Rating, (iv) which is otherwise classified by the Borrower or its Investment Adviser (or any sub-adviser) as “distressed” or “non-performing”, or (v) in respect of which, if it is a debt Investment, there is a default or a breach of a material provision under the related indenture, loan documents or other governing agreements or a “default” or “event of default” has occurred and is continuing under the related indenture, loan documents or other governing agreements, in each case beyond any applicable grace period, or (b) Derivative one or more of the counterparties in respect of which (i) is the subject of a bankruptcy, insolvency, liquidation or other similar proceeding, (ii) is in default beyond the original applicable grace period, if any, with respect to any payment thereunder, (iii) has a short-term unsecured, non-credit enhanced issuer debt rating of equivalent to a Distressed Rating, or (iv) which is in default or a breach of a material provision under the related Derivative Agreement or other governing agreements or a “default” or “event of default” has occurred and is continuing under the related Derivative Agreement or other governing agreements, in each case beyond any applicable grace period.

“Distressed Rating” means, with respect to any debt investment or credit worthiness of an issuer, such investment or issuer (as the case may be) is (a) rated below B- by S&P (or the equivalent rating of another independent rating agency (other than Moody’s) if not so rated by S&P) or below B3 by Moody’s (or the equivalent rating of another independent rating agency (other than S&P) if not so rated by Moody’s), or (b) if clause (a) does not apply, is reasonably equivalent or of similar quality, as reasonably determined pursuant to any policy of the Investment Adviser, to any debt investment or issuer that is so rated.

“Eligible Counterparty” means any Person having a long-term unsecured, unenhanced issuer debt rating of at least A- by S&P and at least A3 by Moody’s.

“Equity Investment” means an Investment in an equity interest in an entity whether or not certificated and whether such equity interest is expressed by shares, membership interests, partnership interests or otherwise.

“Fitch” means Fitch Ratings Ltd.

“Governmental Issuer” means any issuer that is the government of (a) the United States of America or any other nation, or (b) any political subdivision of any nation, whether state or local.

“Investment Contract” means any (i) repurchase, reverse repurchase or securities lending agreement, (ii) option contract, futures contract, forward contract, (iii) contract for the delayed delivery of securities, (iv) Hedging Agreement, or (v) Derivative.

“Moody’s” means Moody’s Investors Service, Inc.

“Other Country” any nation other than the United States of America, an Approved Country or a Developed Market Country.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Unrated Investments” means any debt security or preferred Investment that is not publicly rated by S&P, Moody’s or Fitch.

“U.S. Government Securities” means securities that are direct obligations of, or obligations the timely payment of principal and interest on which is fully guaranteed by the government of the United States of America, or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America.

3.         Section 3.2 of the Credit Agreement is hereby amended by deleting the figure “0.15%” contained therein and replacing it with “0.50%”.

4.         Section 6.1(d) of the Credit Agreement is hereby amended by deleting the phrase “15 days” and inserting in its place the phrase “10 days”.

5.         Section 7.2(e) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(e)       Liens in respect of obligations arising from any Investment Contract, provided that each such obligation is incurred in the ordinary course of business and in accordance with the Fundamental Policies;

6.         Section 7.8(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(b)       The Borrower will not enter into or otherwise acquire or hold any Derivative except to mitigate a risk to which the Borrower is subject, provided that, notwithstanding anything to the contrary herein contained, in no event shall the Borrower enter into or otherwise acquire or hold any Derivative for the purpose of creating leverage.

7.         Section 7.8 of the Credit Agreement is hereby amended by adding the following new paragraph to the end thereof as follows:

(e)       The Borrower will not enter into or otherwise be or remain subject to any Investment Contract unless (i) each of the other counterparties to such Investment Contract is an Eligible Counterparty, and (ii) all collateral or other assets received or receivable by the Borrower thereunder or in connection therewith are in the form of cash (in the official currency of the United States of America) or short-term U.S. Government Securities.

8.         Section 8.1(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 2.9, 6.1(a), 6.1(b), 6.1(c), 6.1(d),

6.3, 6.8 or 6.9 or in Article 7;

9.         Section 9.4 of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:

Notwithstanding anything to the contrary herein contained, the Bank may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of the Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Bank from any of its obligations hereunder or substitute any such pledgee or assignee for the Bank as a party hereto.

10.       Section 5 of the Security Agreement is hereby amended by (a) inserting the phrase “; Power of Attorney” immediately after the word “Distributions” contained in the heading thereof and (b) inserting the following subsections (c), (d) and (e) after subsection (b) thereof:

(c)       The Borrower irrevocably authorizes the Bank at any time and from time to time in the sole discretion of the Bank and appoints the Bank as its attorney in fact (i) to execute on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Bank’s sole discretion to perfect and to maintain the perfection and priority of the Bank’s security interest in the Collateral, (ii) to endorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Bank in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Bank’s security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Collateral or with securities intermediaries holding Collateral as may be necessary or advisable to give the Bank “control” (within the meaning of the UCC) over such Collateral, (v) to apply the proceeds of any Collateral received by the Bank to the Obligations, (vi) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted hereunder), (vii) to contact “account debtors” (within the meaning of the UCC) for any reason, (viii) to demand payment or enforce payment of all Collateral in the name of the Bank or the Borrower and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the Collateral, (ix) to exercise all of the Borrower’s rights and remedies with respect to the collection of the Collateral, (x) to settle, adjust, compromise, extend or renew any Collateral, (xi) to settle, adjust or compromise any legal proceedings brought to collect on any Collateral, (xii) to prepare, file and sign the Borrower’s name on a proof of claim in bankruptcy or similar document against any account debtor of the Borrower, (xiii) to prepare, file and sign the Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Collateral, (xiv) to change the address for delivery of mail addressed to the Borrower to such address as the Bank may designate and to receive, open and dispose of all mail addressed to the Borrower, and (xv) to do all other acts and things necessary to carry out this Security Agreement; and the Borrower agrees to reimburse the Bank on demand for any payment made or any expense incurred by the Bank in connection with any of the foregoing; provided that, this authorization shall not relieve the Borrower of any of its obligations under this Security Agreement or under the Credit Agreement. All acts of said attorney or designee are hereby ratified and approved. The powers conferred on the Bank under this Section 5 are solely to protect the Bank’s interests in the Collateral and shall not impose any duty upon the Bank to exercise any such powers. The Bank agrees that, except for the powers granted in Section 5(c)(i), (iii), (iv), and (vi), it shall not exercise any power or authority granted to it unless an Event of Default has occurred and is continuing; provided that the foregoing shall not be deemed to restrict the power or authority granted to the Bank pursuant to Section 6.

(d)       The Borrower hereby irrevocably constitutes and appoints the Bank as its proxy and attorney-in-fact (as set forth in this Section 5) with respect to the Collateral, including the right to vote Collateral, with full power of substitution to do so. In addition to the right to vote any Collateral, the appointment of the Bank as proxy and attorney-in-fact shall, subject to subsections (a) and (b) above, include the right to exercise all other rights, powers, privileges and remedies to which a holder of Collateral would be entitled (including giving or withholding written consents of shareholders, calling special meetings of shareholders and voting at such meetings). Such proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Collateral on the record books of the issuer thereof) by any Person (including the issuer of such Collateral or any officer or agent thereof), solely upon the occurrence and during the continuance of an Event of Default.

(e)       The appointment of the Bank as proxy and attorney-in-fact in this Section 5 is coupled with an interest and shall be irrevocable until the date on which this Security Agreement is terminated in accordance with the terms hereof. Notwithstanding anything contained herein, neither the Bank nor any Related Party thereof shall have any duty to exercise any right or power granted hereunder or otherwise or to preserve the same and shall not be liable for any failure to do so or for any delay in doing so, except in respect of damages attributable solely to their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction; provided that, in no event shall they be liable for any punitive, exemplary, indirect or consequential damages.

11.       Exhibit F of the Credit Agreement is hereby amended and restated in the form of Exhibit F hereto.

12.       Paragraphs 1 – 11 of this Amendment shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(i)        the Bank shall have received from the Borrower either (a) a counterpart of this Amendment executed on behalf of the Borrower or (b) written evidence satisfactory to the Bank (which may include telecopy transmission of a signed signature page of this Amendment) that the Borrower has executed a counterpart of this Amendment;

(ii)       the Bank shall have received a certificate from the Secretary of the Borrower, in all respects satisfactory to the Bank, (a) certifying as to the incumbency of authorized persons of the Borrower executing this Amendment, (b) attaching true, complete and correct copies of the resolutions duly adopted by the board of directors of the Borrower approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, and (c) certifying that the Borrower’s Organization Documents have not been amended, supplemented or otherwise modified since March 7, 2008 or, if so, attaching true, complete and correct copies of each such amendment, supplement or modification;

(iii)      the Bank shall have received written opinions from counsel to the Borrower in form and substance acceptable to the Bank;

(iv)      the Bank shall have received an upfront fee in the amount of $100,000;

(v)       the Bank shall have received an administrative fee in the amount of $50,000; and

(vi)      the Borrower shall have paid all reasonable out-of-pocket fees and expenses incurred by the Bank (including, without limitation, legal fees and disbursements of counsel to the Bank) in connection herewith.

13.       The Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document and all of its obligations thereunder, (b) agrees and admits that it has no defense to or offset against any such obligation, and (c) represents and warrants that, as of the date of execution and delivery hereof by the Borrower, no Default has occurred and is continuing.

14.       In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

15.       This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

16.       THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to the Credit Agreement and Amendment No. 1 to the Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ABERDEEN GLOBAL INCOME FUND, INC.

By: /s/ Timothy P. Sullivan
                Name: Timothy P. Sullivan
                Title: Vice President

THE BANK OF NOVA SCOTIA

By: /s/ David L. Mahmood
                Name: David L. Mahmood
                Title: Managing Director